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                                                             EXHIBIT (8)(b)(iii)
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                               SECOND AMENDMENT
                                      TO
                            PARTICIPATION AGREEMENT
                                     AMONG
                   AMERICAN GENERAL LIFE INSURANCE COMPANY,
                   AMERICAN GENERAL SECURITIES INCORPORATED,
                 AMERICAN GENERAL SERIES PORTFOLIO COMPANY AND
                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


THIS SECOND AMENDMENT TO PARTICIPATION AGREEMENT ("Amendment") dated as of __________, 2000, amends the Participation Agreement dated as of February 26, 1998 (the "Agreement"), among AMERICAN GENERAL LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company set forth on Schedule B of the Agreement (the "Account"), AMERICAN
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GENERAL SECURITIES INCORPORATED ("AGSI"), AMERICAN GENERAL SERIES PORTFOLIO
COMPANY (the "Fund"), and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the "Adviser"), collectively, the "Parties." All capitalized terms not otherwise defined in this Amendment, shall have the same meaning as ascribed in the Agreement.

WHEREAS, from time to time, the Fund will make additional Portfolios available to the Accounts of the Company; and

WHEREAS, the Company and the Adviser have reached an agreement to raise the amount of the reimbursement to the Company by the Adviser of certain of the administrative costs and expenses incurred by the Company in connection with the servicing of owners of Contracts covered under the Agreement, who have allocated Contract values to a Portfolio, including, but not limited to, responding by the Company to various Contract owner inquiries regarding a Portfolio, and record keeping relating thereto; and

WHEREAS, the parties now desire to amend the Agreement to reflect, among other things, (i) the additional Portfolios of the Fund to be made available to the Accounts of the Company, and (ii) the agreement of the Parties with respect to the raising of the Adviser's reimbursement to the Company of certain of the Company's administrative costs and expenses;

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

1. Schedule A to the Agreement, a revised copy of which is attached hereto is
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   hereby amended to add the Small Cap Index Fund, Nasdaq-100 Index Fund and
   Science & Technology Fund.

2. The Parties acknowledge that from time to time the Fund will make additional Portfolios available to the Accounts of the Company. In this regard, the Parties agree that the Company may, upon written notice to the other parties, add such new Portfolios to Schedule A of the Agreement, and thereby amend
                              ----------
   Schedule A of the Agreement.
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3. The following new 3.2(e) paragraph is added to the Agreement:

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   "3.2.  Expenses.
          --------

          ....

     (e)  Certain Administrative Expenses of the Company.  The Adviser will
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          reimburse the Company on a calendar quarterly basis, for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership of shares of the Portfolios of the Fund by owners of those Contracts which are subject to such reimbursement as indicated on Schedule B
                                                                  ----------
          hereto. Such reimbursement shall be in an amount equal to twenty-five
          (25) basis points per annum of the net assets of the Funds attributable to such Contracts. The determination of applicable assets shall be made by averaging assets in applicable Portfolios of the Fund as of the last Business Day of each calendar month falling within the applicable calendar quarter. In no event shall such fee be paid by the Fund, its shareholders or by any Contract owner."

2. Except as amended hereby, the Agreement is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative hereto as of the date specified above.

   AMERICAN GENERAL LIFE INSURANCE COMPANY, on behalf of itself and each of its Accounts named in Schedule B hereto, as amended from time to time.
                     ----------


     By:  ____________________________________________________________
          Don M. Ward
          Senior Vice President

   AMERICAN GENERAL SECURITIES INCORPORATED


     By:  ____________________________________________________________
          F. Paul Kovach, Jr.
          President

   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


     By:  ____________________________________________________________


   AMERICAN GENERAL SERIES PORTFOLIO COMPANY


     By:  ____________________________________________________________


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                                  SCHEDULE A
                                  ----------

            PORTFOLIOS OF AMERICAN GENERAL SERIES PORTFOLIO COMPANY
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           AVAILABLE FOR PURCHASE BY AMERICAN GENERAL LIFE INSURANCE
           ---------------------------------------------------------
                         COMPANY UNDER THIS AGREEMENT
                         ----------------------------
                            (As of ________, 2000)


Fund Name                                  Separate Account
---------                                  ----------------

Asset Allocation Fund                      A
Capital Conservation Fund                  A
Government Securities Fund                 A
International Equities Fund                D and VL-R
MidCap Index Fund                          A, D and VL-R
Money Market Fund                          A, D and VL-R
Nasdaq-100 Index Fund                      D and VL-R
Science & Technology Fund                  A, D and VL-R
Small Cap Index Fund                       A, D and VL-R
Social Awareness Fund                      A, D and VL-R
Stock Index Fund                           A, D and VL-R


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